EX-24.1


                                POWER OF ATTORNEY


     By this Power of Attorney I, Robert G. Tobin, an Executive Vice-President and member of the Corporate Executive Board of Koninklijke Ahold N.V., a public company with limited liability organized and existing under the laws of the Netherlands ("Ahold"), hereby appoint A.H.P.M. van Tielraden, a Senior Vice President and General Counsel of Ahold, as my true and lawful attorney-in-fact, to sign and execute on behalf of Ahold (i) the following agreements (a) the Purchase Agreement between Peapod, Inc. ("Peapod"), a Delaware corporation, and Ahold, (b) the Registration Rights Agreement, (c) the Credit Agreement, (d) the Supply and Service Agreement, (e) the Joint Development and License Agreement,
(f) the Amended and Restated Security Agreement by and among BEW, Inc., Ahold and Peapod, and (ii) the Amended and Restated Collateral Assignment of Intellectual Property by and among Ahold and Peapod, and in general, to do all things and to perform all acts required or contemplated by, or deemed advisable in connection with the execution of, the Purchase Agreement and the consummation of the transactions contemplated thereby, including, without limiting the generality of the foregoing, the execution of any documents and papers required or deemed necessary or advisable in connection with the execution of the Purchase Agreement.

     This Power shall be irrevocable for a period of two weeks from the date hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney individually and in his own name this __ day of April, 2000.

                                               Robert G. Tobin


                                               /s/ Robert G. Tobin
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